EXHIBIT 99

                             DENBURY RESOURCES INC.
                           DIRECTOR COMPENSATION PLAN

                                 As Amended on:
                              February 22, 2001 and
                                  May 11, 2005


                            Scope and Purpose of Plan

     The purpose of this Director Compensation Plan is to provide a means by which Denbury Resources Inc. (the "Corporation") may attract, motivate and retain experienced and knowledgeable persons to serve as directors of the Corporation and to promote identification of such directors' interests with those of the Corporation's shareholders.

1.   DEFINITIONS

     a. "Affiliate" means, with respect to a specified person, a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified person.

     b.   "Board" means the Board of Directors of the Corporation.

     c.   "Committee" means the Compensation Committee of the Board of Directors
          .

     d. "Common Stock" means shares of Common Stock, $.001 par value of Denbury Resources Inc.

     e. "Director Fees" means all amounts paid by the Corporation to a Participant in consideration of the Participant's service as a member of the Board of Directors of the Corporation, including the annual retainer fee, board meeting fees, fees for special services performed by a Director, and any fees for serving on a committee or as a committee chairman, but not including reimbursements for expenses.

     f.   "Effective Date" of the Plan means July 1, 2000.

     g. "Fair Market Value" of a share of Common Stock, as of any Issue Date, shall be the Closing Price on such date, provided further that if the actual transaction involving such shares occurs at a time when the New York Stock Exchange is closed, then it shall be the most recent Closing Price; provided, further, that "Closing Price" means the closing price of the shares on the New York Stock Exchange as reported in any newspaper of general circulation. If the Common Stock ceases to be traded on a national exchange, its fair market value shall be determined by the Board in its discretion.

     h. "Issue Date" means the last day of each calendar quarter in a Plan Year or any other date determined by the Board on which Director Fees are payable.

     i. "Participant" means each member of the Board of Directors of the Corporation who is not a full-time employee of the Corporation.

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     j.   "Person"  means:  (i) an  individual;  (ii)  a  partnership;  (iii)  a corporation, an incorporated association, an incorporated syndicate or
          any   other   incorporated   organization;   (iv)  an   unincorporated
          association, an unincorporated syndicate or any other unincorporated organization; (v) a trust; or (vi) a trustee, an executor, an administrator or any other legal representative.

     k.   "Plan" means the Denbury Resources Inc. Director Compensation Plan.

     l. "Plan Year" means the 12-month period beginning July 1 of each year and ending the following June 30.

2.   SHARES SUBJECT TO PLAN

     a.   Authorized  Shares.  The  total  number  of  shares  of  Common  Stock available for issuance under the Plan is 100,000, subject to adjustment as provided in Section 6(e) hereof; provided, however, that the total number of shares of Common Stock that may be issued under this Plan may not exceed one percent of the number of shares of Common Stock outstanding before any given issuance under this Plan. Shares available for issuance under the Plan may be authorized and unissued shares or treasury shares, or any combination thereof as the Corporation may determine from time to time.

     b. Participant Limitation. Notwithstanding anything in this Plan to the contrary, no Participant may acquire under this Plan Common Stock exceeding one percent of the Corporation's outstanding Common Stock as of the Effective Date.

3.   ELIGIBILITY

     Each Participant elected or appointed after the Effective Date of the Plan shall be eligible to participate in the Plan upon election or appointment to the Board of Directors as further described in Sections 5(a) and 5(c) hereof.

4.   ADMINISTRATION

     The Plan shall be administered by the Committee. The Committee shall, subject to the provisions of the Plan, adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee, except that the Committee may authorize any one or more of its members, or any officer or employee of the Corporation, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan. No member of the Committee shall be liable for any act done or omitted to be done by such member or by any other member of the Committee in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute. All costs and expenses involved in administration of the Plan shall be borne by the Corporation.

5.   DIRECTOR COMPENSATION

     a. Director Fees. Each Participant shall receive from the Corporation as compensation for the Participant's service as a member of the Board of Directors of the Corporation an annual retainer fee and a fee for attending meetings of the Board of Directors in amounts determined by

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          the Board. The annual retainer fee shall be pro-rated for Participants who are not in office for the entire Plan Year. The Corporation may also in its sole discretion pay Participants for serving as chairmen of committees of the Board and for any other duties undertaken in the Participant's capacity as a member of the Board. The members of the Audit Committee may also receive an additional fee for performing special services.

     b.   Payment of Fees.  Unless a Participant  makes an election  pursuant to
          Section 5(c), the Participant shall be paid in cash quarterly on the respective Issue Dates for all Director Fees earned in the quarter ending on the Issue Date. If the Board selects an Issue Date other than the last day of the quarter, payment shall be made on such Issue Date for all fees earned since the immediately preceding Issue Date.

     c. Election to Receive Common Stock. Prior to the first day of each Plan Year, each Participant may make an election to receive all or a portion (in increments of 1%) of his or her Director Fees for such Plan Year in Common Stock in lieu of cash. This election shall be in writing on a form provided by the Committee and returned to the Committee prior to the beginning of the Plan Year in question. This election, once made, shall remain in effect, unless a Participant changes the election for a fiscal quarter prior to the beginning of such quarter, which change may be made no more frequently than once a fiscal quarter. Notwithstanding the foregoing, any Participant who is newly elected or appointed to the Board after the first day of a Plan Year may make the election under this Section 5(c) with respect to Director Fees not yet earned in such Plan Year, no later than the earlier of: (i) thirty (30) days or (ii) the first Issue Date, after the date of his or her election or appointment to the Board. If the Participant elects to receive any portion of the Director Fees in Common Stock, the number of shares of Common Stock calculated in accordance with Section 5(d) hereof shall be issued to the Participant on the Issue Date.

     d. Calculation of Number of Shares Issued. If a Participant elects to receive all or any portion of his or her Director Fees in Common Stock, the number of shares to be issued shall be calculated by dividing the amount of the Director Fees payable on such Issue Date by the Fair Market Value of the Common Stock. The Fair Market Value of the Common Stock shall be determined as provided in Section 1(j). If a fractional amount of shares results from the calculation provided in this Section 5(d), cash in lieu of such fractional shares shall be paid to the Participant. Notwithstanding anything to the contrary herein, if on any Issue Date the number of shares of Common Stock otherwise issuable to all Participants hereunder shall exceed the number of reserved shares of Common Stock remaining available under the Plan, the available shares shall be allocated among the Participants in proportion to the number of shares they would otherwise be entitled to receive and the remainder of the Participant's Director Fees shall be paid in cash.

     e. Failure to Elect Should an election form not be returned to the Committee on time, the form of payment of Director Fees made in the previous Plan Year will be deemed to be the election made for the Plan Year in which no timely election was made.

     f. Effect of Certain Changes in Capitalization. In the event of any recapitalization, stock split, reverse stock split, dividend, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event affecting the Common Stock, the maximum number of shares available under the Plan, and the number or class of shares of Common Stock to be delivered hereunder shall be adjusted by the Committee to reflect any such change in the number or class of issued shares of Common Stock or securities into which the Common Stock is convertible or exchangeable.

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6.   MISCELLANEOUS

     a. Term of Plan. The Plan shall become effective on July 1, 2000, and unless terminated earlier pursuant to Section 6(b), the Plan shall have a term of 10 years.

     b. Amendment; Termination. The Board may at any time and from time to time alter, amend, or terminate the Plan, subject to NYSE rules that might require shareholder approval of such changes, in whole or in part; provided, however, that no such action shall, without the consent of a Participant, affect the rights of such Participant in any Common Stock issued to such Participant under the Plan.

     c.   Rights of Directors.  Nothing  contained in the Plan shall confer upon
          any   Participant  any  right  to  continue  in  the  service  of  the
          Corporation as a director.

     d. Government and other Regulations. The obligations of the Corporation to deliver shares under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any government agency as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended. The Committee may elect not to issue any Common Stock on an Issue Date if it determines in its sole discretion that to do so would be a violation of the Securities Act of 1933 or the securities laws of any state.

     e. Nontransferability. The rights and benefits under the Plan shall not be transferable by a Director other than by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     f. Withholding. To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Corporation for payment of any withholding tax obligations, if any, that arise in connection with the Plan. The Corporation shall not be required to issue any Common Stock under the Plan until such obligations, if any, are satisfied. A Participant may satisfy any such withholding obligation by (i) having the Corporation retain the number of shares of Common Stock or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld.

     g. Governing Law. To the extent that federal laws do not otherwise control, the Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

     h. Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

     i. Unfunded. The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Common Stock and the issuance of Common Stock shall be an unsecured general obligation of the Corporation.

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     IN WITNESS  WHEREOF,  the  undersigned  have  executed this Amended Plan on behalf of Denbury Resources Inc. on this 11th day of May, 2005.

                                          /s/ Ron Greene
                                          ---------------------------------
                                          Ron Greene, Chairman of the Board


                                          /s/ Phil Rykhoek
                                          ---------------------------------
                                          Phil Rykhoek, Secretary




















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